EXHIBIT 6




                             STEEL PARTNERS II, L.P.
                              750 Lexington Avenue
                                   27th Floor
                            New York, New York 10022



                                December 14, 1995



Mr. Paul R. Chastain
President
Kinark Corporation
7060 South Yale Avenue
Tulsa, Oklahoma  74101

Dear Mr. Chastain:

                  In our conversation of December 12, 1995 you advised me that Kinark has decided to proceed with a proposed rights offering and not to pursue other alternatives available to it. While we were not advised as to the terms of the proposed rights offering, our conversation disclosed that certain concerns with regard to the structure identified by Steel Partners II, L.P. will not be addressed. Accordingly Steel Partners II, L.P. reserves any rights it may have with regard to pursuing various actions set forth in its Schedule 13D filings.


                                     STEEL PARTNERS II, L.P.,

                                     By:  STEEL PARTNERS, LTD., the
                                          general partner of STEEL
                                          PARTNERS ASSOCIATES, L.P.,
                                          general partner




                                     By: /s/ Warren Lichtenstein
                                         -----------------------
                                         Warren Lichtenstein,
                                         Chairman of the Board